PROSPECTUS SUPPLEMENT                                        File No. 333-52822
---------------------                                            Rule 424(b)(3)
(To Prospectus Supplement and Prospectus dated January 24, 2001)

                          MERRILL LYNCH & CO., INC.
                          MEDIUM-TERM NOTES, SERIES B
                   Due Nine Months or More from Date of Issue

                               Floating Rate Notes

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
Principal Amount:        $600,000,000

Commission:              0.2500%
Issue Price:             100.00%
Proceeds:                $598,500,000      Original Issue Date:      May 21, 2001

CUSIP Number:            59018Y JN2        Stated Maturity Date:     May 21, 2004

Interest Calculation:                      Day Count Convention:
---------------------                      ---------------------
/x/  Regular Floating Rate Note            /x/  Actual/360
/_/  Inverse Floating Rate Note            /_/  30/360
     (Fixed Interest Rate):                /_/  Actual/Actual



Interest Rate Basis:
--------------------
/x/  LIBOR                                 /_/  Commercial Paper Rate
/_/  CMT Rate                              /_/  Eleventh District Cost of Funds Rate
/_/  Prime Rate                            /_/  CD Rate
/_/  Federal Funds Rate                    /_/  Other (see attached)
/_/  Treasury Rate
  Designated CMT Page:                      Designated LIBOR Page:
       CMT Telerate Page:                        LIBOR Telerate Page:
       CMT Reuters Page:                         LIBOR Reuters Page:


Index Maturity:          Three Months      Minimum Interest Rate:      Not Applicable

Spread:                  +0.30%            Maximum Interest Rate:      Not Applicable

Initial Interest Rate:   TBD               Spread Multiplier:          Not Applicable



Interest Reset Dates:    Quarterly, on the 21st of February, May, August and November commencing
                         August 21, 2001 until maturity, subject to the modified following business day convention

Interest Payment Dates:  Quarterly, on the 21st of February, May, August and November commencing
                         August 21, 2001 until maturity, subject to the modified following business day convention
Repayment at the
Option of the Holder:    The Notes cannot be repaid prior to the Stated Maturity Date.

Redemption at the
Option of the Company:   The Notes cannot be redeemed prior to the Stated Maturity Date.

Form:                    The Notes are being issued in fully registered book-entry form.

Trustee:                 The Chase Manhattan Bank

Underwriters:
     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("MLPF&S"), ABN AMRO Incorporated and
     First Union Securities, Inc. (the "Underwriters"), are acting as principals in this transaction. MLPF&S is acting as the Lead Underwriter.

     Pursuant to an agreement, dated May 15, 2001 (the "Agreement"), between the Company and the
     Underwriters, the Company has agreed to sell to each of the Underwriters and each of the Underwriters has severally and not jointly agreed to purchase the principal amount of Notes set forth opposite its name below:

     Underwriters                                 Principal Amount of the Notes
     ------------                                 -----------------------------
     Merrill Lynch, Pierce, Fenner & Smith                $ 594,000,000
                 Incorporated
     ABN AMRO Incorporated                                  $ 3,000,000
     First Union Securities, Inc.                           $ 3,000,000
                                                     ------------------
                                               Total      $ 600,000,000

     Pursuant to the Agreement, the obligations of the Underwriters are subject to certain conditions and the Underwriters are committed to take and pay for all of the Notes, if any are taken.

     The Underwriters have advised the Company that they propose initially to offer all or part of the Notes directly to the public at the Issue Price listed above.  After the initial public offering, the Issue Price may be changed.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.
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Dated:   May 15, 2001